Exhibit 99.1

Contacts:

Investors:

Emily Faucette

Genomic Health

650-569-2824

investors@genomichealth.com

Media:

Victoria Steiner

Genomic Health

415-370-5804

media@genomichealth.com

Genomic Health Announces Preliminary 2015 Revenue and Confirms 2016 Growth Expectations

REDWOOD CITY, Calif., January 8, 2016 — Genomic Health, Inc. (Nasdaq: GHDX) today announced preliminary revenue for the year ended December 31, 2015, is expected to be between $285 and $286 million, compared with $275.7 million in 2014, representing an increase of approximately 4 percent, slightly below the Company’s 2015 guidance.

The Company delivered more than 106,850 Oncotype DX® tests in 2015, an increase of approximately 12 percent compared with 2014, within the Company’s 2015 guidance.

For the fourth quarter 2015, the Company anticipates reporting between $73 and $74 million in revenue, representing an increase of approximately 6 percent compared to the fourth quarter of 2014, and more than 27,520 tests delivered, an increase of approximately 11 percent compared to the fourth quarter of 2014.

Preliminary fourth quarter revenue and tests delivered were affected by a disruption in order and test processing associated with a mid-quarter implementation of a new enterprise-wide platform (ERP) designed to add novel capabilities and scale to the Company’s growing business.  This transition, requiring a new ordering process for more than 10,000 customers, led to lower than expected tests delivered during the quarter, impacting revenue by more than $3 million. In addition, revenue from prostate cancer tests in the quarter was lower than expected due to delays in collecting patient data required by Medicare for revenue recognition.

“Having delivered in the third quarter our highest test growth in more than two years, we are pleased to report similar test levels in the fourth quarter despite these challenges,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “By successfully activating the majority of customers in our new ERP system and implementing more efficient mechanisms for collecting prostate patient data, we remain confident in our ability to deliver double-digit revenue growth in 2016.”

At this time, the Company is providing initial 2016 revenue guidance between $320 and $335 million, representing growth of between approximately 12 and 17 percent compared to 2015.

These statements about estimated results are preliminary, as Genomic Health’s fourth-quarter and fiscal year-end books are not yet closed. The Company will announce full financial results for the quarter and year in February and will provide complete annual 2016 guidance at that time.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early-stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient’s journey, from diagnosis to treatment selection and monitoring. The company is based in Redwood City, California, with international headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth, Facebook, YouTube and LinkedIn.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s preliminary fourth quarter and full year 2015 revenue and tests delivered; the company’s initial 2016 revenue guidance; the company’s ability to deliver double-digit topline growth in 2016; and the company’s beliefs regarding the factors affecting fourth quarter and full year 2015 results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the completion of the company’s quarter and year end close processes, and adjustments that may result from such processes; the impact of ERP implementation on the company’s business; challenges associated with collection of prostate patient data required by Medicare; the risks and uncertainties associated with the regulation of the company’s tests; the results and timing of results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company may not obtain, within its time expectations or at all, or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop;  the risks of competition; unanticipated costs or delays in research and development efforts; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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